UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT #2 TO
                                    FORM SB-2


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        CEDAR MOUNTAIN DISTRIBUTORS, INC.
                  ---------------------------------------------
                 (Name of Small Business Issuer in its Charter)

            NEVADA                         42249                 91-2015441
            ------                         -----                 ----------
  (State or Jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)  Classification Code Number)  Identification No.)

          1236 EAST FRONTIER LANE, OLATHE, KANSAS 66062 (913) 782-3068
          ------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)


--------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                                 JAMES R. SMITH
                  1236 EAST FRONTIER LANE, OLATHE, KANSAS 66062
                                 (913) 782-3068
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: Effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                               CALCULATION OF REGISTRATION FEE
--------------------------------------- -------------------- ------------------- ------------------- -----------------
                                                              Proposed Maximum    Proposed Maximum
 Title of Each Class of Securities to      Dollar Amount       Offering Price        Aggregate          Amount of
            be Registered                 to be Registered        per Unit         Offering Price    Registration Fee
--------------------------------------- -------------------- ------------------- ------------------- -----------------
Common Stock par value $.001                  $200,000              $1.00              $200,000            $50.00
--------------------------------------- -------------------- ------------------- ------------------- -----------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                   PROSPECTUS

                   For the initial public offering for sale of

                    From 1 to 200,000 Shares of Common Stock

                                       of

                        Cedar Mountain Distributors, Inc.

                                            Total               Total
                                           If No                If All
                           Per            Shares             200,000 Shares
                           Share          Are Sold             Are Sold
                           -------     ----------------     ---------------
Initial Offering Price
to the Public:             $1.00                  0            $200,000        The offering being presented in this
                                                                               Prospectus (the "Offering") is being
                                                                               conducted on a direct participation
                                                                               basis without the assistance of an
                                                                               underwriter.  No commissions are
                                                                               being paid.  There is no minimum
                                                                               number of shares we must sell and no
                                                                               minimum investment required of an
                                                                               investor.  A trust, escrow, or
                                                                               similar account will not be
                                                                               established pending the sale of the
                                                                               shares and any proceeds from this
                                                                               Offering will become immediately
                                                                               available for our use.  No funds will
                                                                               be returned regardless of how many or
                                                                               how few shares are sold.
Offering Expenses:         $0.25         $49,500                $49,500




Net Proceeds:              $0.75        ($49,500)              $150,500

This Offering will terminate six months from the date of this Prospectus unless all shares offered hereby are sold prior to that date.

Investing in the shares involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is January 16, 2002

                                Table of Contents

                                                                           Page


PART I...................................................................    3
Summary of Offering......................................................    3
The Offering.............................................................    4
Risk Factors.............................................................    4
Forward Looking Statements...............................................    8
Use of Proceeds..........................................................    8
Dividend Policy..........................................................    9
Dilution.................................................................   10
Business.................................................................   11
Management...............................................................   16
Executive Compensation...................................................   18
Principal Stockholders...................................................   18
Certain Transactions Involving Officers, Directors, and Affiliates.......   19
Description of Common Stock..............................................   19
Indemnification and Public Policy........................................   23
Terms of the Offering....................................................   23
No Public Market for Our Common Stock....................................   24
Shares Eligible for Future Sale..........................................   26
Litigation...............................................................   26
Legal Matters............................................................   26
Experts..................................................................   26
Additional Information...................................................   27
Financial Information....................................................   27
Financial Statements................................................F-1 - F-11
PART II.................................................................. II-1
Indemnification of Directors and Officers................................ II-1
Other Expenses of Issuance and Distribution.............................. II-1
Recent Sales of unregistered Securities.................................. II-1
Exhibits................................................................. II-2
Undertakings............................................................. II-2
Signature................................................................ II-4


No dealer, salesman, or other person has been authorized to give any information or to make any representations other than contained in this Prospectus in connection with the Offering described here. If given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities offered by this Prospectus to any person in any state or other jurisdiction in which the offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale under this Prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since such date.

Only our President, James R. Smith, and our Vice President, Lauri A. Orscheln, are authorized to offer these securities on our behalf. See "Plan of Distribution," page 22.

Until January 15, 2002 (90 days after the date of this Prospectus), all dealers effecting transactions in the securities registered in this Offering may be required to deliver a Prospectus. This is in addition to the dealer's obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               SUMMARY OF OFFERING

Cedar Mountain Distributors, Inc. was incorporated in the State of Nevada on December 23, 1999 using the name "KNETX Skates Corporation." On June 9, 2000, the name was changed to Cedar Mountain Distributors, Inc. ("our Company," "us," "we," "our," etc.). On June 20, 2000, we acquired all common stock of Tarus International, Inc. ("Tarus"), a company incorporated in the State of Kansas, which is now our wholly-owned subsidiary. Before this acquisition, we were not actively engaged in any business activity, had no revenues, and had only very limited operating expenses. Prior to this merger, Tarus was engaged in the sale and distribution of beverage products from the time of its formation on August 5, 1999. Our principal executive offices are located at 1236 East Frontier Lane, Olathe, Kansas 66062. Our telephone number is (913) 782-3068. Our fiscal year coincides with the annual year and ends on December 31.

Business

We are an early stage beverage brokerage company based in Olathe, Kansas. We supply a limited line of beverages to schools, universities, wholesalers, retailers, and distributors in the Midwestern United States through our subsidiary, Tarus. Our products include beverages in four traditional beverage categories: bottled water, fruit beverages, soft drinks, and sports drinks. We do not develop, produce, bottle, or otherwise manufacture any of our own products. Our principal business is soliciting contracts to purchase beverage products from wholesalers and arranging distribution of those products to institutional and retail customers.

Operating Results

We have a very limited operating history since our inception in 1999. For 2000, sales revenues were nominal and we experienced a net loss. Year 2000 represented a transition year for us, as we operated as a part-time business for the majority of 2000. In December 2000, Lauri A. Orscheln joined our Company as full-time Vice President of Sales.


Through the third quarter 2001, we had product sales of approximately $27,792 and a gross profit of $10,230. During that same period, we had expenses of $63,224 and a net loss of $(52,994). We have not been profitable during any quarter or fiscal year since our inception.

During 2001, Ms. Orscheln expanded our customer base by adding 40 new accounts. In contrast, as of the close of 2000, we had only three accounts. We anticipate that the addition of these and other new accounts through Ms. Orcscheln's efforts will generate increased revenues in 2001. At the present time, four companies each account for 10% or more of our sales including: AAFES (10.3%), Berbiglia Wine & Spirits (15.2%), Walgreen's (10.8%), and Kmart (10.4%). See "Business" on page 12.


Proposed Plan of Operations

We currently have rights to distribute four beverage products in the Midwest. Kansas City will become our base of operations and initial market. We plan to seek the rights to broker additional products and will seek partnerships with bottlers, distributors, and producers to develop markets in other areas of the country. Once established domestically, we intend to formulate a plan to expand into international markets (see "Marketing Strategy and Proposed Plan of Operation," page 11).


The funding strategy for our plan of operations has been first to obtain loans from our shareholders to cover approximately $80,000 in startup costs. No other commitments for funding are currently in place. To date we have raised approximately $80,000 in this manner, on terms described in "Use of Proceeds" on page 8. These proceeds are being used to fund expenses of this public offering, purchase product, and pay general and administrative expenses until additional funds are raised through this Offering. After this Offering is completed, proceeds here from will be used to re-pay loans and continue to grow the business (see "Use of Proceeds," page 8).

In the event that we do not raise sufficient funds through this Offering to implement our business plan, we intend to seek additional funding through one of two methods on terms not yet determined. The first method would involve securing additional loans, most likely from our existing investors or possibly from banks. The second method would involve a private offering of our stock in reliance on Regulation D and/or Section 4(2) of the Securities Exchange Act. We may also revise our business plan to enable us to continue operations with reduced funding. Under any scenario, loans made by original investors to initially fund our business and to pay for offering expenses will be honored and repayment arrangements made. For more information regarding our plan of operations, see "Marketing Strategy and Proposed Plan of Operations" on page 11.


                                  THE OFFERING

(A) Common Stock Offered..........  A total of from 1 to 200,000 shares of par value $.001 common stock will be offered hereunder. We will attempt to sell these shares to the public ourselves without the assistance of an underwriter. There is no minimum amount which must be sold in order for the Offering to proceed and no minimum investment is required. Funds from this Offering will not be held in escrow and this Offering will close in six months, regardless of how many or how few shares are sold. All funds we receive may be used immediately. No funds will be returned regardless of how many or how few shares are sold. Only our President, James R. Smith, and our Vice President, Lauri A. Orscheln, are authorized to offer or sell these securities on our behalf (see "Plan of Distribution," page 22).

(B) Proposed Symbol and
    Trading Market...............   There currently is no trading market for our
                                    stock.

(C) Use of Proceeds..............   We will use the proceeds of this Offering
                                    first to pay the Offering expenses.
                                    Additional proceeds will be used to pay for product inventory, marketing, general expenses related to operating the business, will serve as working capital, and will go to pay off business-related loans (see "Use of Proceeds").

(D) Offering Costs...............   If we are unable to raise sufficient proceed
                                    to cover the Offering costs, we intend to cover the expenses with loan proceeds.


                                  RISK FACTORS

This Offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below, and other information contained in the Prospectus, before deciding whether to invest in shares of our common stock. If any of these risks occur, our business results and financial condition could be adversely affected. This could cause the price of our common stock to decline, and you might lose part or all of your investment.

Risks Associated with Our Financial Position


     We currently lack working capital sufficient to fully implement our plan of operations. We are a newly-formed venture without significant assets or cash. We have not brought in significant revenues to offset operating expenses. Our lack of cash makes it difficult for us to expand our business through marketing efforts or purchase sufficient product inventory for distribution. For 2000, sales revenues were $20,272, with a gross profit of $2,138. During 2000, our operating expenses were

$14,050 and we had net losses for the year of $(12,794). During the first three quarters of 2001, we experienced net losses of approximately $60,000. Continuing losses for the immediate future are likely.

     We need to sell all the shares included in this Offering to fully implement our business plan. There is no minimum number of shares that must be sold in this Offering; however, in order to fully implement our proposed plan of operations, we need to sell all 200,000 shares of our common stock that are included in this Offering. Additionally, to pay the expenses of this Offering alone, we need to sell approximately 50,000 shares. If we sell less than 50,000 shares, no proceeds will be available to pursue our business plan. If we are not successful in selling more than 50,000 shares, the resulting cash shortfall will impair our ability to continue operations.

     The shares we are selling constitute "Penny Stock" which carries significant risk. Stock in our Company is currently considered "penny stock" as that term is defined by the Securities and Exchange Commission ("SEC") Rule 3a-51-1. You should be aware that, according to the SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse which could cause investors in penny stocks to lose their entire investment. Such patterns include:


     o control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

     o manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

     o "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

     o excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

     o the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.


     In addition to the abuses referenced, additional requirements to trade in penny stocks exist such as broker-dealers needing to disclose specific penny stock risks and to obtain potential investors signatures for specific penny stock investments. These added requirements make trading in penny stocks more difficult and cumbersome for investors than trading in more highly capitalized stocks traded on large stock exchanges. For additional information regarding "penny stock," see section heading "NO PUBLIC MARKET FOR OUR COMMON STOCK." below.


Risks Associated with How This Offering is Being Conducted


     We are relying on our own efforts and not an underwriter to place our stock. We have not hired an underwriter to assist us in selling our common stock. Only our President, James R. Smith, and our Vice President, Lauri A. Orscheln, are authorized to offer and sell these securities. Neither of these individuals has any prior experience in selling stock to the public and we may not be able to sell all or any part of the Offering.

     We are not requiring any escrow or minimum sales of our shares to close this Offering. There is no escrow account into which the proceeds of this Offering will be deposited pending the sale of all shares. If we fail to sell all the shares included in this Offering, no funds will be returned; accordingly, if we only sell less than 50,000 shares, all proceeds will be used to pay Offering expenses and none will be available to fund operations. All proceeds of this Offering will be deposited directly into our operating account, regardless of the number of shares sold for our immediate use.

     We have arbitrarily determined the offering price per share. In most public offerings that use the services of an underwriter, the underwriter has the opportunity to review the terms of the public offering and decide whether the offering price of a stock is fair and reasonable. Because we are attempting to sell our common stock ourselves without using an underwriter, no independent review will be conducted regarding the stock pricing. We arbitrarily determined the offering price of our common stock. Prospective investors should not assume that the offering price of our common stock necessarily reflects the actual value of our common stock. The price does not bear any relationship to assets, earnings, book value, or any other objective criteria of value. There is a risk that our arbitrary offering price does not fairly value our common stock. See "Determination of Offering Price," page 22.


Other Factors that may Diminish the Value of Our Common Stock


      Lack of a public market increases the risk that an investment in our common stock will be illiquid. Before this Offering, there has not been any public market for our common stock. Furthermore, it is possible that an active public market for our common stock may never develop or be sustained. We do not intend to list our common stock on any national securities exchange or to apply for listing on The Nasdaq National Stock Market or The Nasdaq SmallCap Stock Market. Any public trading in our common stock would most likely take place in the over-the-counter market in the so-called "pink sheets" reported on the OTC Bulletin Board ("OTC:BB") service, but may do so at sometime in the future. We have not applied to have our stock trades reported on the OTC:BB. Investors in this Offering will find it difficult to sell our common stock at most times.

     Likely volatile price swings in our stock will make it difficult to assess the market value. If our stock is ultimately traded through the pink sheets or on the OTC:BB, a relative lack of liquidity or volume and the participation of only a few market makers would make it more likely that wide fluctuations in the quoted price of our common stock would occur. As a result, there is a risk that an investor will not be able to obtain accurate price quotes or be able to correctly assess the market price of his stock. Increases in volatility could also make it more difficult to pledge our common stock as collateral if an investor sought to do so because a lender might also be unable to accurately value our common stock. Even if our stock were to be traded on the Nasdaq National or SmallCap Stock Markets, which we do not anticipate at the present time, the possibility of volatility would still exist. These markets and the stocks traded thereon are also subject to sharp fluctuations in value and in the number of shares traded.

     Investors will suffer immediate, substantial dilution. The public offering price of our common stock is much higher than the net book value of our common stock that we have already issued. As a result, purchasers of our common stock who pay $1.00 per share will experience immediate and substantial dilution. Dilution to the purchasers of shares included in this Offering will range from 95.5% to 99%, depending on the number of shares sold.

     A large number of shares will be available for sale into the market. A significant portion of our shares have already been issued. Any shares sold in this Offering are unrestricted and thus may be resold in the public market immediately after they are purchased. The remaining 3,000,000 of our outstanding shares are restricted shares that were sold prior to this Offering. These restricted shares are available for resale in the public market, or will become available soon, as described under "Shares Eligible for Future Sale" below. As more restricted shares become available for resale, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

     We don't expect to pay dividends on common stock. We expect to use all earnings and the proceeds from this Offering to develop our business. Anyone in need of or expecting dividend income should not invest in our stock.

     A few individuals will be able to control the Company. A few individuals will be able to control the company after the registration. After this Offering, approximately 31.3% of our common stock will be controlled by James R. Smith, and an additional combined total of approximately 49.3% will be controlled by David C. Owen and Malcolm K. Green, individually or jointly. Accordingly, under our Articles of Incorporation and the Nevada corporate laws, these shareholders as a group will control the votes necessary to approve or disapprove of any potential acquisitions, mergers, or other actions requiring a simple majority vote of the stockholders. Messrs. Owen and Green are early investors in and consultants to the Company and are each more than 10% beneficial owners of the Company. Before investing in the Company, Messrs. Owen and Green had personal relationships with Mr. Green, but had no prior business relationship with the Company or Tarus.


Business Factors that may have a Negative Effect on Our Operations


     Intense competition will impair our ability to succeed. The industry within which we compete is highly fragmented and comprised of numerous companies, many of whom are larger and have significantly more resources. In 1999, there were an estimated 30 licensed beverage distributors located within a 50-mile radius of Kansas City. Collectively, these distributors sold a total of approximately 70 million gallons to the local market. A majority of these companies have been in business for lengthy periods which make it difficult for us to break into the market and become competitive. If a new consumer trend develops with significant market potential, such as the high-energy beverage drink market, the potential exists that major national distributors may enter and take-over that market very quickly. Because we are significantly smaller than the majority of our national or even local competitors, we may lack the financial resources needed to capture market share in an amount sufficient for us to be profitable. Since we compete for the same geographic markets, starting with the Kansas City metropolitan area, as our competitors, their financial strength could keep us from capturing a large enough percentage of the market to continue operations.

     Governmental Regulations and Environmental Factors could effect our business. Our business could be significantly affected if certain legislative proposals are adopted, including soft drink taxes and mandatory container deposit laws. In that connection, a proposal for a national container deposit law has been introduced in the past and defeated in Congress. In addition, costs of compliance with existing and future environmental laws and regulations cannot be predicted with any degree of certainty and may significantly affect the Company's operations.

     We will need to hire additional personnel to pursue our business plan. At present our operations are relatively simple. We have only two employees and operate from the residence of our President, James. R. Smith; however, if we are successful in increasing sales and growing our business, the size and complexity of our operations will inevitably increase. We may need larger facilities, more employees, and possibly our own warehouse. We may also need augmented capabilities for order placement, billing, customer service, and inventory control.

     Our business depends heavily on a key supplier. As a distributor, we face a number of risks over which we will have little control. Since we do not bottle the products we distribute, we are and will be dependent on our suppliers. Suppliers at anytime will determine prices, availability, delivery time, and the quality of our products. Any failure by the supplier to meet product demand or to maintain product quality could adversely affect us. At present, our only supplier is Vancol Industries ("Vancol") of Denver, Colorado, with which we have no formal agreement, only a operational understanding whereby we request product and they determine whether or not to fill our requests as is customary in the beverage distribution market. If Vancol or future suppliers were to experience production delays, work stoppages, an act of God, or were to discontinue production of one or more of these beverages or go out of business, we would suffer financial losses.

     We have no exclusive licensing rights and our territory not guaranteed. Our primary beverage supplier, Vancol, does not grant exclusive marketing territories, nor are licensing rights guaranteed for any defined period of time. As a result, the target marketing area might be given to a competitor if we fail to support the existing customer base, aggressively market to new customers, or fail to grow sales.

     Changing consumer habits will effect our business. We have built our product line around certain assumptions regarding consumer trends and profitability in the beverage market. One such assumption is that it is feasible to build a profitable product line around bottled still water, fruit flavored juices, and packaged sports drinks. Together, these account for approximately 40% of the retail consumer market in the U.S. for traditional beverage categories. If consumer preferences were to shift in favor of other categories or in favor of competing products, our business could be adversely affected. A partial shift to other products could occur, for example, if the US economy were to enter a recession and more consumers were to purchase generic or lower-priced beverages.

     Our plan is initial heavily dependent on the school lunch market. Much of our initial success has centered on supplying beverages to schools in Johnson, Miami, and Franklin counties in Kansas. The taste preferences of children may be hard to predict and may be subject to fads. We will need to broaden our market beyond school lunch programs. Much work remains to be done in broadening and deepening our markets.

     We are heavily dependent on key employees. We depend almost entirely on two employees to manage our Company, James R. Smith and Lauri A. Orscheln. If we were to lose the services of either employee, it would be extremely difficult for us to continue in business. The loss specifically of Mr. Smith could result in the loss of our office space currently being provided to us at no charge in his residence. We have no employment contracts or key person insurance covering either Mr. Smith or Mr. Orscheln.

     The nature of our business could subject us to product liability and other suits. As a consumer-oriented business, we face a possible risk of lawsuits for product liability and other causes. Even though we are insured, one or more claims could conceivably arise that would exceed, or would not be covered by, our insurance. If this were to occur, we would likely be forced to liquidate our business and cease operations.


                           FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements that are based on beliefs and assumptions of our management. Often, you can recognize these statements because we use words such as "believe," "anticipate," "intend," "estimate," and "expect" in the statements. Our actual performance in 2001 and beyond could differ materially from the forward-looking statements contained in this Prospectus. However, we are not obligated to release publicly, and do not presently intend to release, any revisions to the forward-looking statements contained in this Prospectus, except to the extent that we are obligated to do so under Item 28 of our registration statement filed with the SEC on Form SB-2. This Item requires us to file post-effective amendment(s) to this registration statement to include in the Prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement and also to include any additional or changed material information on the plan of distribution.

                                 USE OF PROCEEDS

The following table describes the intended use of proceeds of this Offering. Because it is difficult to predict how many shares of this Offering may be sold given the fact that we are attempting to sell the shares ourselves rather than using the services of an underwriter, the table presents information that assumes that one-fourth, one-half, three-fourths and all of the shares are sold. It is also possible that we will sell less than one-fourth of the shares covered by this Offering. If we sell less than approximately one-fourth of the shares registered in this Offering none of the funds raised would be available to our Company; all would be used to pay the expenses of this Offering.

The categories of expenditures are also listed in the order of priority, with purchase of merchandise being the most important category and working capital the least important category. Accordingly, anywhere between approximately $50,000 and $200,000 in gross proceeds would be allocated among the intended uses as follows:

                                   Percentage of Shares Sold in This Offering


                                                                         Amount($)
                                              25%                50 %               75 %                100 %
                                         --------------     ---------------    ----------------    ----------------
Description:
Purchase of Inventory..................           0              10,000             25,000              40,000
Marketing and Promotions...............           0              10,000             15,000              25,000
General and Administrative(1)..........           0              20,000             40,000              40,000
Loan Repayment(2) .....................      50,000              50,000             60,000              80,000
                                         -----------        ------------       ------------        ------------
Working Capital........................           0              10,000             10,000              15,000
                                         -----------        ------------       ------------        ------------
Total..................................     $50,000           $100, 000           $150,000            $200,000
-------------------------------


(1) Includes officers' salaries, rent, other fixed overhead expenses, and other costs associated with office space we anticipate leasing. All of these expenses are associated with the development and implementation of our proposed plan of operations.
(2) The expenses of the Offering are estimated to be $49,500 and include filing fees, transfer agent fees and expenses, legal fees and expenses, and accounting fees and expenses. Because these expenses are being paid with loan proceeds, the Loan Repayment represents the payment of "Offering Expenses."


Certain of our investors have loaned us funds that are being used as operating expenses and for the costs of this Offering. A portion of the proceeds of this Offering will be used to pay off these loans. Thus far, these loans amount to approximately $80,000. Those loans are in the form of promissory notes (bridge loans) at an interest rate of 10% per annum. The loans mature in one year and most will be due beginning in March 2002 (see "Marketing Strategy and Proposed Plan of Operation," page 11).


If we are successful in raising only a minimal amount of money, the resulting lack of proceeds will make it unlikely that we will be able to fully implement our proposed plan of operations. The projected expenditures above are estimates and approximations only and may change due to changes in our business; however, as of the date hereof, they represent our best projection for how the funds raised by this Offering will be used. For example, we may determine that funds earmarked for one particular type of allocation may be more productively spent in another allocated use, based upon the experience of our management in evaluating our needs over the next 12 months. Proceeds not immediately used will be invested in bank certificates of deposit, insured bank deposit accounts, or similar investments.

                                 DIVIDEND POLICY

We currently plan to retain any earnings and use them to finance the growth and development of our business. We also intend to use earnings for working capital and general corporate purposes. We do not anticipate paying cash dividends on our common stock; however, any payment of dividends will be at the discretion of the Board of Directors and will depend upon the following factors:

o    earnings,
o    financial condition,
o    capital requirements,
o    level of indebtedness,
o    contractual provisions that might restrict the payment of dividends, and
o    factors that we cannot currently predict.

Persons who desire or need dividend income should not invest in our common stock.

                                    DILUTION

The net tangible book value deficiency of our outstanding shares of common stock as of December 31, 2000, was approximately $(9,384) or $(.003) per share. "Net tangible book value" per share represents the total amount of our tangible assets, less the total amount of our liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 200,000 shares offered at an initial public offering price of $1.00 per share less estimated costs of the Offering, our net tangible book value at December 31, 2000 would have been $141,116 or approximately $0.044 per share. This represents an immediate increase in net tangible book value of $0.047 per share to existing shareholders and an immediate dilution of over $0.956 per share of common stock to new investors. The following tables illustrate what dilution would have been, respectively, as of December 31, 2000, assuming we had sold 100% and 25% of the shares offered hereby:

If Offering is 100% sold:

                  Initial public offering price per share..............  $1.00
                  Net tangible book value per share
                    before the Offering................................ ($0.003)
                  Increase per share attributable to new investors
                    purchasing this Offering...........................  $0.047
                  Net tangible book value per share
                    after this Offering................................  $0.044
                  Dilution per share to new investors..................  $0.956

If Offering is 25% sold:

                  Initial public offering price per share..............  $1.00
                  Net tangible book value per share
                    before Offering.................................... ($0.003)
                  Increase per share attributable to new investors
                    purchasing this Offering........................... ($0.003)
                  Net tangible book value per share
                    after this Offering................................ ($0.006)
                  Dilution per share to new investors.................. ($1.006)


The following table sets forth the number of shares of common stock purchased, the total consideration paid and the average price per share paid, by our existing stockholders as of March 15, 2001 and any new investors purchasing the shares of common stock offered:

                                       Shares Purchase                    Total Consideration
                              ----------------------------------     ----------------------------      Average Price
                                  Number           Percent(1)           Number          Percent        Per Share(2)
                              ----------------    --------------     --------------    ----------    ----------------
Existing shareholders.......    3,000,000             93.75%              $4,000            2.0%          $0.0013
New investors...............      200,000              6.25%            $200,000           98.0%            $1.00
Total.......................    3,200,000            100.00%            $204,000          100.0%
-----------------

(1) If less than all of the offered shares are sold, the new investors will receive a smaller aggregate percentage of ownership while the existing shareholders will retain a greater percentage ownership. The above discussion assumes that all 200,000 shares that we are offering to the public at $1.00 will be sold.
(2) If less than $200,000 in gross proceeds is received from the Offering, dilution to new investors who invest in the common sock will be greater than described above. By way of example, if only 100,000 shares of common stock are sold in this Offering (one-half of the Offering), the tangible book value per share would have been approximately $0.013 as of December 31, 2000 and the new investors would have suffered a dilution of nearly $0.987 per share.


                                    BUSINESS

Introduction

Our Company was incorporated in the State of Nevada on December 23, 1999 using the name "KNETX Skates Corporation." On June 9, 2000, the name was changed to Cedar Mountain Distributors, Inc. On June 20, 2000, we acquired all common stock of Tarus, a company incorporated in the State of Kansas on August 5, 1994, which became our wholly-owned subsidiary. Before this acquisition, we were not engaged in any business activities, and Tarus was engaged in the sale and distribution of beverage products.

We are an early stage beverage brokerage company. The initial mission of the Company is to build a Midwest-based beverage brokerage that supplies a limited line of flavored beverages to schools, universities, wholesalers, retailers, and distributors in the Midwestern United States. The Company has an initial customer base with the local school districts as a result Mr. Smith's position as an administrator and educator in the area for 25 years. In order to focus on this initial customer base, we will focus on four traditional beverage categories: bottled water, fruit beverages, soft drinks, and sports drinks.

We currently have rights to distribute four products in the Kansas City area, our base of operations and initial market. As our business expands, we intend to seek the rights to broker additional products and will seek partnerships with bottlers, distributors, and manufacturers that have an existing customer base in other parts of the country through which we can distribute our current product line. Once established domestically, we also intend to formulate a plan to expand into international markets. We are also in the process of pursuing a government contract that would allow us to export to any military base in the world.

A key asset in our drive to build a beverage distributorship is the experience of our President, James R. Smith, who has extensive prior experience in the beverage industry (see "Management," page 15). With experience in helping found two other beverage distributors and as an administrator, Mr. Smith has the abilities needed to lead our Company.


Mr. Smith and our Vice President, Ms. Lauri A. Orscheln, have already established accounts with retail, wholesale, and educational customers, including Kmart, Walgreen, Hy-Vee Grocery, and assorted liquor and convenience stores. The number of these accounts has increased markedly since 2000. As of the close of last year, all of our sales were to three customers--all school districts. In contrast, we now have made sales to over forty customers, as of September 21, 2001, drawn from a variety of types of industries and institutions. Many of these accounts have only purchased small volumes of product from us; however, sixteen customers have purchased more than $500 in merchandise during 2001. In broadening our account base, we are laying the groundwork for what we hope will be an increase in our sales based upon the number of customers alone.

In order to continue with the Kmart account, we have converted the relationship to a commissioned sale. Vancol as a licensed supplier to Kmart can sell directly to Kmart, but because we placed Vancol products with the local Kansas City market, Vancol will compensate us on a commission basis. The current commission rate is $1.60 per case, or $96 per pallet. Approximately 30 pallets have been sold to Kmart under this arrangement.

We do not develop, produce, bottle, or otherwise manufacture any of our own products. Our principal business is soliciting contracts to purchase beverage products from a wholesaler and arranging distribution for those products to institutional and retail customers. At the present time, four companies each account for 10% or more of our sales including: AAFES (10.3%), Berbiglia Wine & Spirits (15.2%), Walgreen's (10.8%), and Kmart (10.4%). A summary of our increase in accounts from September 2000 to 2001 is as follows:

                          Nine Months Ending   Nine Months Ending
                                9/30/00              9/30/01         Net Change
------------------------ -------------------- -------------------- -------------
Accounts                          3                    40               + 37
------------------------ -------------------- -------------------- -------------
Revenues (unaudited)           $19,397               $27,792          + $8,395
------------------------ -------------------- -------------------- -------------



Provided that we successfully sell all or most of the shares included in this Offering, our management anticipates that implementation of this business plan will succeed for the following reasons:

     o We have an established and growing customer base that includes retail establishments, wholesalers, convenience stores, grocery stores, and school districts;

     o Industry statistics indicate that our primary products (including fruit beverages, high-energy sports drinks, and bottled water represent the fastest growing segments in the consumer market today);

     o We have rights to distribute beverage products that are specifically geared towards the growing segments (see "The Industry," page 12, for description of the source of these statistics);

     o Our President, James R. Smith, has past experience in marketing beverage products and in starting beverage distributorships (see "Management," page 15).

Marketing Strategy and Proposed Plan of Operation

We currently have the right to distribute four products from Vancol. These products are Tommy Knocker Root Beer, Kwencher Thirst Aid Products, Ora Nutritional Supplements, and Blue Ox Energy Drinks. The rights to distribute these products are not exclusive to us and thus do not preclude others from marketing the products in the region where we operate (see "Dependency on our Suppliers" and "Licensing rights and territory not guaranteed" under "Risk Factors," page 7). In addition, the arrangement with Vancol is "at-will" and does not include any obligations to either party, so it is incumbent on us to establish the market and the customers.

We have recently secured an account to distribute the Kwencher line to school lunch programs in Johnson, Miami, and Franklin counties in Kansas. We are currently searching and will continue to search for beverage products to introduce to the Greater Kansas City metropolitan market.

Our initial expanded market is the Greater Kansas City metropolitan area where there are 30 school districts with over 100,000 students and where we will promote the Kwencher product line. The customers for these products are secondary students in the school districts of the counties mentioned above where the products are offered in the school lunch programs. The first account and product order was with USD #233 Olathe, Kansas. The Kwencher line offers the student customers alternative choices from Gatorade, Frutopia, and natural still water.


With the inclusion of Blue Ox energy drink in the product line, we believe we will be able to penetrate the fast growing "New Age" beverage market. As defined by Beverage Marketing Corporation, the New Age beverage market includes "single-serve fresh fruit juices, ready-to-drink coffees, herbal ice teas, premium sodas, smoothies, shelf-stable dairy drinks, nutritionally enhanced beverages and energy drinks." Energy drinks are the fastest growing beverages in the "New Age" category, with annual growth of over 100% in 1999 and 2000. Blue Ox is unique in the energy drink market in that it is the only product made in four different flavors. Competing energy drinks are currently only made in one flavor. (Industry statistics and all others in this Prospectus relating to beverage markets are drawn from "Beverage World's 2000 State of the Industry Report," available on their website at www.beverageworld.com under "Liquid Stats," or from us upon request. This, and any other reference to any web site herein is not intended to incorporate any information from such site into this filing.) We intent to more aggressively market the Blue Ox product line in the Greater Kansas City area during 2002.

In addition to selling directly to the school lunch room market, we will target markets where there are established distributors who currently have transportation and distribution facilities and are capable of moving our product lines into a new geographical area without requiring a physical presence or infrastructure to allow both direct shipping of products and to gain accounts with other established vendors and customers. We intend to hire a sales person who will be given a base salary plus commission, that will be tasked with marketing to wholesale and retail customers. We intend to have this person focus his or her efforts on those companies that have corporate or regional headquarters in the Kansas City area with the objective of gaining shelf space in their retail facilities located in the Midwest.


The funding strategy for our plan of operations has been first to obtain loans from our shareholders to cover approximately $80,000 in startup costs. To date we have raised approximately $80,000 in this manner on terms described in "Use of Proceeds" on page 8. These proceeds are being used to fund expenses of this public offering covered by loans, purchase product, and pay general and administrative expenses for the first 12 months. After that time, proceeds from the public offering will be used to pay any offering expense not yet paid, and continue to grow the business (see "Use of Proceeds," page 8).

Our current business plan assumes that no further public or private offerings will be required to fund our business if we sell all or most of the shares included in this Offering. In the event that this Offering does not raise sufficient funds for us to implement our business plan, we will likely seek additional funding through one of two methods on terms not yet determined. The first would involve securing additional loans, most likely from our existing investors or possibly from banks. A second scenario would involve a private offering of our stock in reliance on Regulation D and/or Section 4(2) of the Securities Exchange Act. We may also revise our business plan to enable us to continue operations with reduced funding. Under any scenario, loans made by original investors to initially fund our business and to pay for offering expenses will be honored and repayment arrangements made.


The Industry

In the United States in 1998, the market for the eight traditional beverage categories, beer, bottled water, fruit beverages, tea, soft drinks, spirits, sports drinks, and wine, was as follows: $187 billion in retail sales from $117 billion in wholesale sales, 30.9 billion gallons of product sold, and an average per capita consumption of over 114 gallons.

For the same period, the sales data for the four product categories that we will broker (bottled water, fruit beverages, soft drinks and sports drinks) were as follows: $79.2 billion in retail sales from $61.7 billion in wholesale sales,
13.1 billion gallons of product sold, and an average per person consumption estimated at over 20 gallons per year. (See Beverage World's "Liquid Stats.")

Based on industry statistics, we believe it is feasible to initially focus our expanded operations on three specific product types; bottled still water, fruit-flavored juices, and packaged sports drinks. According to the Beverage Marketing Corporation, 92% of bottled water sold is still water, 60% of fruit beverages sold are juices, and nearly 70% of sports drinks that are sold are the packaged variety. Each of these markets is included in the our product line. In addition to these three categories, we will also carry selected soft drinks for distribution.

Products

As mentioned above, we intend to distribute four products from Vancol: Kwencher Thirst Aid Products, Tommy Knocker Root Beer, Ora Nutritional Supplements, and Blue Ox Energy Drinks. The products are described in more detail below.


     Blue Ox Energy Drinks. Blue Ox Energy drinks are bottled in Denver, Colorado, by Vancol. This is our flagship product on which we are building our initial business. Blue Ox comes in 8.4 fluid ounce cans in a 24-pack shrink-wrap in the original Blue Cola Flavor, Orange, Citrus, and Black Cherry. These stimulant drinks are also being sold as "functional beverages" because they offer something beyond taste and hydration. Many consumers under 35 are using the drinks as mixers with premium liquors.

     Water Products. Kwencher water products, bottled in Denver, Colorado, by Vancol, are a pure, non-carbonated water with a major splash of natural fruit flavors in 16.9 ounce plastic sports bottles. The flavors include Strawberry Banana, Honey Bee, Lemonade, Kiwi, Strawberry, Strawberry Vanilla, Orange, Creme Soda, and Peaches & Creme. Kwencher believes packaging drives sales for flavored waters and led to the products' appearance at Wal-Mart stores starting in 1999. Besides being eye-catching, the faceted bottle design is also functional. The product is bottled under license from Mount Olympus Waters, Inc., Salt Lake City, Utah. The new blue-tinted 1/2-L PET bottle, molded by Schmalbach-Lubeca Plastic Containers, entered markets in 1999 to replace a stock blue-tinted PET bottle. Vancol credits the custom bottle with drawing the interest and subsequent business of Wal-Mart. A limited test that started around July 4, 1999, proved so successful that Kwencher stayed in the stores.

The bottle's ribs, full-around narrow rings above and below the smooth label area, and pipes bolster its strength. The pipes are the symmetrical convex portions that extend out from the lines molded into the bottle. Together, these strengthening aspects combine to provide very good top load capabilities and do not compromise the bottle's squeezability, which is exceptional for a PET bottle. The bottle also incorporates elements of a sports bottle, including the push-pull cap, with tamper-evident inner seal, from Creative Packaging. Kwencher's seven flavors were increased to nine with the addition of Strawberry-Banana and Orange Mango Tango in September 1999.

     Root Beer. Tommy Knocker root beer is bottled in Denver, Colorado, by Vancol and packed in 12 ounce bottles in four-pack for each of the following flavors: Original Root Beer, Strawberry Creme, and Almond Creme. The product comes in a long-necked brown bottle and the label with the Tommy Knocker character is intended to make this product stand out on the shelf.

     Supplement Drink. Ora Nutritional drinks are bottled in Denver, Colorado, by Vancol and packed in 20 ounce bottles in a variety of flavors that include nutritional supplements. Ora Nutritional suggests that the supplements, which include ginseng, angelica, choline, ginkgo biloba, aloe vera, beta-carotene, dandelion and guarana can enhance a consumer's energy, vitality, and focus. The drinks come in four different flavors, all with an assortment or combination of the above supplements.

Advertising and Sales Promotion Programs

Vancol provides excellent promotional materials for use by its distributors. The materials include high quality multi-color booklets and brochures that can be used in presentations to potential customers as well as for direct mailing or as handouts at promotional events. We have a ready supply of these materials and, to date, they have been an effective way of introducing our products to customers. We intend to equip our sales staff with the printed material and a supply of each product for use in approaching potential customers. We intend to use funds raised in the Offering to place advertisements in printed industry periodicals and also retail fliers and brochures.

If we successfully raise more than the costs of this Offering, we intend to use a portion of the proceeds raised to place advertisements in printed industry periodicals and to place banner ads in various beverage industry websites. The amount we will spend on such advertising will depend on how much we raise in this Offering (see page 8, "Use of Proceeds").

In addition, both Vancol and other large to mid-size bottling companies have marketing campaigns to introduce, brand, and sell their products in certain targeted areas of the country. These campaigns consist of television and radio advertising, billboards, tradeshow kiosks, booths, banners, and other display items. Our objective is to achieve a volume sales level from venders to allow for their marketing campaign to enter our initial target market area. We desire to assist in this effort by approaching retail customers to allow point-of-purchase displays in their stores and conduct certain, targeted promotions at community events where we will provide the product for both giveaways and direct sales.

Opportunities to Add Products

Because we will rely on trending products and trending markets, we must monitor the market to be able to deliver a continuous line of additional products to existing customers and to the marketplace. We plan to carefully watch beverage market periodicals and beverage industry websites in search of products, test the products and, if deemed satisfactory, approach the manufacturer and customer for sales agreements.

Competition

The sports drink, fruit drink, and bottled water beverage markets are dominated by major players such as Coca Cola, Pepsi, Cadbury, Quaker Oats, and others whose total sales exceeded $20 billion in 1997. While many of our competitors have greater financial resources, we believe we can successfully compete in niche markets for two reasons. First, consumers like variety and choice. The beverage industry is highly diversified. As a result, smaller beverage companies have been successful in catering to market niches. Second, Mr. Smith's experience and customer contacts have given us a foothold in the local distribution market. An important factor in our early sales growth is Mr. Smith's personal contacts with local school districts. As we expand our markets beyond school programs, a key component of the Company's success will be the caliber and commitment of Mr. Smith and Ms. Orscheln.

Pricing and Marketing

Our pricing strategy is to broker products on a volume basis with a competitive net margin. The pricing structure will provide a mark-up on the base price of product that will range from $3.50 to $9.50 per case, yielding margins of 50-75%.

Distribution


Our initial objective is to locate existing distributors that have the necessary equipment, sales staff, and facilities to accept, store, and distribute our products. This includes local distributors, grocery stores, and other various wholesalers. Vancol, our primary supplier, has not provided us with any contract to supply product to us. Currently we have an operating understanding whereby we request product and Vancol determines whether or not to honor our request. Operating understandings in the beverage industry, such as our understanding with Vancol, permit distributors to represent a supplier as long as the distributor is actively servicing customers in a defined area. If, after an established period, a distributor fails to adequately represent the supplier, support customers, or grow the customer base, then the supplier may elect to change distributors. Likewise, these agreements permit distributors to represent other competing or complementary products should they desire to do so.

We also use a few distributors who are handling product pickup and delivery for us from Vancol. We are working directly with Vancol in an effort to arrange for Vancol to direct ship product to customers on an as-needed basis.


Customer Service Programs

As with all businesses, customer satisfaction is directly related to company sales. We will accommodate the needs of our customers, both directly, and by telephone support offered by our supplier, Vancol. In addition, Mr. Smith has existing relationships with the school districts in the area, and his main focus will be to support and enhance these relationships with frequent personal visits, follow-up telephone calls, and occasional solicitation of customer satisfaction surveys. In addition, we will provide point-of-sale items available from manufacturers, prompt and timely filling of orders, and reasonable payment terms.

Credit and Collection Policies

Sales to the local school districts will be on terms of net 30 days. As we expand and pick up customers and distributors, a letter of credit policy will be adopted whereby customers will have to provide evidence of payment prior to product shipping.

Operating Systems and Procedures

Orders are placed via telephone to our office. Once an order is received, a target delivery date is established and an order form is completed and faxed to the customer to confirm with signature. Within 24 hours, an order is forwarded simultaneously to the bottler and to the distributor and is confirmed in a return fax to us. We have online access to the bottler's shipping department to confirm the agreed delivery date and maintain contact with this system to ensure timely delivery. We then coordinate the delivery with the distributor and get confirmation from the distributor when the delivery is made to the customer. We also make a follow-up telephone call to the customer to confirm receipt and condition of the product and an invoice is produced and mailed to the customer.

We are set up with a local bank to process different types of payments, including checks, credit cards, cash, and money orders. We also review each account on a bi-weekly basis to ensure that net 30-day terms are being met. If an account becomes delinquent, we send a reminder letter.

Insurance

We will make efforts to ensure that manufacturers for which we distribute products do provide evidence of product liability insurance. In addition, we have obtained a $1 million dollar general liability policy for general company business protection including employee travel, facility and equipment, and for product liability. Annual premiums are currently $1,951 per year.

Description of Property

We currently operate from a home office where all current orders, deliveries, billing, and communications are handled. This office is the personal residence of our James R. Smith, our President, who provides the space at no charge under no formal lease. We have no other properties or facilities currently. Warehouse storage and distribution services are being handled by local distributors for the interim period until sales and cash flow permit expansion. As sales increase, we intend to lease office space, warehouse space, dock, and forklift capabilities. We will either seek additional loans or pursue another offering of our stock in order to fund this expansion. The decision as to which type of funding we will seek will be determined largely by the results of this Offering; if we successfully sell all or nearly all of this Offering, we will most probably pursue an additional public offering.

Equipment, Machinery, and Vehicles

As a broker, we have no current need to invest capital in equipment, such as delivery trucks, forklifts, refrigeration equipment, or dollies. The equipment we rely on includes computers, printers, fax machine, scanner, telephones, and other general office equipment. As mentioned above, growth and expansion may provide the necessity to acquire these assets in the future.

                                   MANAGEMENT

Officers and Directors

Information concerning each of our executive officers and directors is set forth below:

      Name                  Age     Position
      ----                  ---     --------
      James R. Smith        62      President, Secretary, Treasurer, Acting
                                    Chief Financial Officer, and Director
      Lauri A. Orscheln     37      Vice President, Director

Our directors are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Our officers are elected by the Board of Directors and hold office until their successors are elected and qualified.

     James R. Smith is President, Secretary, Treasurer, and key manager of the company. He has over 39 years business and administrative experience, including thirteen years of part or full time work in the beverage industry (Europa Distributers, 1982-84; Frontier, Inc., 1992-2001; Tarus International, our subsidiary, 1999-2001). Mr. Smith has demonstrated abilities in the areas of administration, management (budget, personnel, and facilities), sales, service, business consulting, personnel interrelationships, advertising, and leadership. He has experience and the ability to develop a business from start-up through implementation. His business creation experience include the creation and development of real estate ownership/partnerships, a computer consulting company, a physical fitness center, and two beverage distribution companies.

     Mr. Smith's beverage distribution career began in 1982 when he created Europa Distributors, Inc., a beverage distribution company very similar to Cedar Mountain Distributors. Europa, based in Olathe, Kansas, obtained the exclusive distributing rights for Chapelle(R)Sparkling Mineral Waters that were imported from Germany. In a one-year period, Europa conducted $700,000 in sales in 23 states. Mr. Smith set up distribution nationwide with beer wholesalers and served as President of the company. In 1984 Mr. Smith sold his shares in the company to take the position of Vice President of University Relations at Ottawa University. In 1992, Mr. Smith returned to the beverage industry and created Frontier, Inc., a Kansas City based vending machine supplier of soft drinks and snacks. In 1999, Mr. Smith established Tarus International, Inc., a wholesale beverage supplier that serves both retail stores and schools. Each of these entities with which Mr. Smith works, including the Company service different markets and do not compete with each other. Frontier, Inc.'s operation differs from Tarus by only providing vending products: Tarus does not market or provide vending products. Additionally, Frontier, Inc. does not individually market or distribute products represented by Tarus.


     Mr. Smith is a graduate of Ottawa University in Ottawa, Kansas, with a Bachelor of Science in Physical Education and Science. Later he obtained a Master of Science degree in Biology and Chemistry from Emporia State College in Kansas, and also obtained an Educational Administrative Certification from the University of Kansas. For the last six years, Mr. Smith has been employed full time as the Director of Community Development with the Olathe Kansas School District.

     Mr. Smith devotes approximately 15 hours a week to the work of our company in addition to his full time employment with the school district. Upon sale of all or most of the shares included in this Offering, Mr. Smith is prepared to devote more time to the Company.


     Lauri A. Orscheln is Vice President and oversees sales and marketing activities for the Company. For the five years prior to joining us, Ms. Orscheln was a full-time homemaker. With her experience in marketing and finance, Ms. Orscheln possesses a proven track record in sales. She is a 1985 graduate of Emporia State University where she obtained a Bachelor of Science Degree in Business Administration and Marketing. She attended Emporia State University in Kansas on an athletic scholarship. She competed on the varsity gymnastics team at the national level. Upon graduating from college, she went to work in the banking industry. Ms. Orscheln has been a successful loan officer for several lending institutions. Ms. Orscheln has served on the Board of Directors for Habitat for Humanity and been an active member of the Board of Realtors. She currently is a member of Noon Optimist Club of Olathe and the Olathe Chamber of Commerce. Since joining us in December 2000, Ms. Orscheln has expanded the customer base substantially from a year ago (see "Introduction," page 10) and has begun to successfully penetrate several major market niches including schools, grocery stores, convenient stores, bars and clubs, and military installations.


Family Relationships

Ms. Orscheln is the daughter of James R. Smith.

                             EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation paid to executive officers since inception. There were no stock appreciation rights outstanding during the fiscal year ending December 31, 2000, nor are there any rights outstanding as of the date of this Prospectus.

                                                         Long-term Compensation
                                                         -----------------------
                         Fiscal                               Other Annual
 Name and Position        Year     Salary($)  Bonus($)      Compensation($)
 ---------------------  --------  ---------- ---------   -----------------------
 James R. Smith,
 President............    2000         0          0                0

There are no employment agreements with any of our officers or directors.

                             PRINCIPAL STOCKHOLDERS

The following table and notes set forth information concerning the beneficial ownership of the Company's shares as of June 1, 2001 for (i) each current Director and each nominee for Director (ii) each named executive officer of the Company as defined in 402(a)(2) of Regulation S-B of the Securities Act of 1933,
(iii) all persons known by the Company to beneficially own more than 5% of the Company's voting shares, and (iv) all officers and Directors of the Company as a group.

                                                                                     Amount and         Percentage
                                                                                     Nature of              of
Name                                  Title                                       Ownership(1)(2)        Class(3)
---------------------------------     ---------------------------------------     --------------       --------------
James R. Smith(4)..............       President, Secretary/Treasurer,                 1,000,000            33.3%
                                        Acting Chief Financial Officer,
                                        and Director
Lauri A. Orscheln(4) ..........       Vice President and Director                           -0-             -0-
David C. Owen(5)                      Beneficial Owner                                  970,000            32.3%
Malcolm K. Green(6)............       Beneficial Owner                                  620,000            20.7%
Laura Owen(7)     .............       Beneficial Owner                                  990,000            33.0%
All Directors and Executive
 Officers as a Group...........                                                       1,000,000            33.3%
------------------


(1) Unless otherwise noted, the Company believes that all shares are beneficially owned and that all persons named in the table or family members have sole voting and investment power with respect to all shares owned by them. Unless otherwise indicated, the address of each individual is 11011 King Street, Suite 260, Overland Park, Kansas 66062. This address is the business address for David C. Owen, Malcolm K. Green, and for the David & Laura Owen Trust, and entities that they control.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options.

(3) Assumes 3,000,000 shares outstanding plus, for each individual, any securities that such individual has the right to acquire upon exercise of presently exercisable stock options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

(4) Mr. Smith and Ms. Orscheln's address is 1236 East Frontier Lane, Olathe, Kansas 66062. Ms. Orscheln resides with Mr. Smith, who is her father.

(5) Includes the following shares: (i) 300,000 shares held by Owen Enterprises, LLC, (ii) 100,000 shares held by DBM, LP, (iii) 100,000 shares held by Emerson B. Wells, LP, (iv) 300,000 shares held by the David & Laura Owen Trust, and (v) 120,000 of 280,000 shares held by Midwest Equity Group, LLC, which is controlled jointly by David C. Owen and Malcolm K. Green. An additional 50,000 shares held are held by Laura Owen, the wife of David C. Owen; these are included here solely because David C. Owen is deemed the beneficial owner of shares that his wife controls.

(6)  Includes 120,000 of 280,000 shares held by Midwest Equity Group, LLC.


Includes all of the shares reported for David C. Owen above in (5), of which 50,000 are held directly by Laura Owen and 300,000 shares are held by the David & Laura Owen Trust. All other shares are included here solely because Laura Owen is deemed the beneficial owner of shares her husband, David C. Owen, controls.


      CERTAIN TRANSACTIONS INVOLVING OUR OFFICERS, DIRECTORS AND AFFILIATES

Our corporate offices are located at the personal residence of James R. Smith. Under an oral agreement with Mr. Smith, we pay no rent for the use of this office space.

On June 15, 2000, our shareholders approved the acquisition of Tarus International, Inc, a Kansas corporation, Tarus was owned by Mr. Smith who was the sole officer and stockholder prior to our acquisition of Tarus. As part of the acquisition agreement, shareholders approved the exchange of 1,000,000 shares of restricted common stock for Cedar Mountain Distributors, Inc. in exchange for 200,000 shares of common stock of Tarus. As a result, Tarus became a wholly-owned subsidiary of Cedar Mountain Distributors, Inc.

David C. Owen and Malcolm K. Green have provided consulting services to the Company in exchange for the right to purchase the ownership interests they acquired in the Company as outlined in Item 26 below and as set forth under Principal Stockholders above.

                            DESCRIPTION OF OUR STOCK

General

We are authorized to issue 50,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock.

Common Stock

As of the date of this Prospectus, there were 3,000,000 shares of common stock outstanding held by 14 shareholders.

Holders of common stock are entitled to one vote per share in all matters to be voted on by the shareholders. Except for any priority in the payment of dividends, which may be granted to the holders of preferred stock, holders of common stock are entitled to receive on a per share basis any dividends that may be legally declared from time to time by our Board of Directors. If we were to liquidate, dissolve, or wind up our affairs, holders of common stock would be entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference, if any, of any outstanding preferred stock. The rights, preferences, and privileges of common stock holders are subject to the rights of the holders of preferred stock even if the preferred stock is issued after your common stock.

Preferred Stock

The Board of Directors has the authority, without any further vote or action by the shareholders, to issue up to 5,000,000 shares of preferred stock from time to time on those terms that the Board of Directors may determine. Although it is not possible to state what effect, if any, issuance of preferred stock might have on the rights of common stockholders, the issuance of preferred stock may have one or more of the following effects:

     o to restrict common stock dividends if preferred stock dividends have not been paid;

     o to dilute the voting power and equity interest of holders of common stock to the extent that any preferred stock has voting rights or is convertible into common stock; and

     o to prevent current holders of common stock from participating in our assets if we were to liquidate until the preferred stockholders have been paid.

The issuance of any shares of preferred stock having rights superior to those of common stock may result in a decrease of the value or market price of our common stock. The issuance of preferred stock could also be used by the Board of Directors as a device to prevent a change in our control. There are no shares of preferred stock presently outstanding and the Board of Directors does not presently intend to issue any shares of preferred stock.

No Preemptive Rights

Holders of common stock do not have any preemptive right to subscribe for or purchase any class of our securities nor do they have any redemption or conversion rights.

No Cumulative Voting

Common stock shareholders do not have the right to cumulate his or her votes in an election of directors or for any other matter or matters to be voted upon by our shareholders.

Certain Provisions of the Nevada General Corporation Law

As a Nevada corporation, we are subject to the Nevada Revised Statutes ("NRS" or "Nevada law"). Certain provisions of Nevada law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

     Dissenters' Rights. Among the rights granted under Nevada law which might be considered material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Nevada Revised Statutes ("NRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Nevada law or by the terms of the articles of incorporation.

     A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are (1) listed on a national securities exchange, (2) included in the national market system by the National Association of Securities Dealers, or (3) held of record by not less than 2,000 holders. This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

     Inspection Rights. Nevada law also specifies that shareholders are to have the right to inspect company records (see NRS 78.105). This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of (1) the articles of incorporation, and all amendments thereto, (2) bylaws and all amendments thereto; and (3) a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them respectively. In lieu of the stock ledger or duplicate stock ledger, Nevada law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

     Control Share Acquisitions. Sections 78.378 to 78.3793 of Nevada law contain provisions that may prevent any person acquiring a controlling interest in a Nevada-registered company from exercising voting rights. To the extent that these rights support the voting power of minority shareholders, these rights may also be deemed material. These provisions will be applicable to us as soon as we have 200 shareholders of record with at least 100 of these having addresses in Nevada as reflected on our stock ledger. While we do not yet have the required number of shareholders in Nevada or elsewhere, it is possible that at some future point we will reach these numbers and, accordingly, these provisions will become applicable. We do not intend to notify shareholders when we have reached the number of shareholders specified under these provisions of Nevada law. Shareholders can learn this information pursuant to the inspection rights described above and can see the approximate number of our shareholders by checking under Item 5 of our annual reports on Form 10-KSB. This form is filed with the Securities and Exchange Commission within 90 days of the close of each fiscal year hereafter. You can view these and our other filings at www.sec.gov in the "EDGAR" database.

     Under NRS Sections 78.378 to 78.3793, an acquiring person who acquires a controlling interest in company shares may not exercise voting rights on any of these shares unless these voting rights are granted by a majority vote of our disinterested shareholders at a special shareholders' meeting held upon the request and at the expense of the acquiring person. If the acquiring person's shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote for authorizing voting rights for the control shares, is entitled to demand payment for the fair value of their shares, and we must comply with the demand. An "acquiring person" means any person who, individually or acting with others, acquires or offers to acquire, directly or indirectly, a controlling interest in our shares. "Controlling interest" means the ownership of our outstanding voting shares sufficient to enable the acquiring person, individually or acting with others, directly or indirectly, to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power of our shares in the election of our directors. Voting rights must be given by a majority of our disinterested shareholders as each threshold is reached or exceeded. "Control shares" means the company's outstanding voting shares that an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person becomes an acquiring person.

     These Nevada statutes do not apply if a company's articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that these provisions do not apply.

     According to NRS 78.378, the provisions referred to above will not restrict our directors from taking action to protect the interests of our Company and its shareholders, including without limitation, adopting or executing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power. Likewise, these provisions do not prevent directors or shareholders from including stricter requirements in our Articles of Incorporation or Bylaws relating to the acquisition of a controlling interest in the Company.

     Our Articles of Incorporation and Bylaws do not exclude us from the restrictions imposed by NRS 78.378 to 78.3793, nor do they impose any more stringent requirements.

     Certain Business Combinations. Sections 78.411 to 78.444 of the Nevada law may restrict our ability to engage in a wide variety of transactions with an "interested shareholder." As was discussed above in connection with NRS 78.378 to 78.3793, these provisions could be considered material to our shareholders, particularly to minority shareholders. They might also have the effect of delaying or making more difficult acquisitions of our stock or changes in our control. These sections of NRS are applicable to any Nevada company with 200 or more stockholders of record and that has a class of securities registered under
Section 12 of the 1934 Securities Exchange Act, unless the company's articles of incorporation provide otherwise. While our securities are not registered yet under Section 12, we may register them under this provision at some point in the future. Similarly, as was discussed above, although we do not yet have 200 or more shareholders, we may reach this number at some future date. If these events occur, we will be subject to these statutes as our Articles of Incorporation do not exempt us from them.

These provisions of Nevada law prohibit us from engaging in any "combination" with an interested stockholder for three years after the interested stockholder acquired the shares that cause him to become an interested shareholder, unless he had prior approval of our Board of Directors. The term "combination" is described in NRS 78.416 and includes, among other things, mergers, sales or purchases of assets, and issuances or reclassifications of securities. If the combination did not have prior approval, the interested shareholder may proceed after the three-year period only if the shareholder receives approval from a majority of our disinterested shares or the offer meets the requirements for fairness that are specified in NRS 78.441-42. For the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more shareholders. An "interested stockholder" is defined in NSR 78.423 as someone who is either:

     o the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding voting shares; or

     o our affiliate or associate and who within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding shares at that time.

Directors' Duties. Section 78.138 of the Nevada law allows our directors and officers, in exercising their powers to further our interests, to consider the interests of our employees, suppliers, creditors and customers. They can also consider the economy of the state and the nation, the interests of the community and of society and our long-term and short-term interests and shareholders, including the possibility that these interests may be best served by our continued independence. Our directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in our best interest. Our Board of Directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would cause our assets to be less than our liabilities, render us insolvent, or cause us to file for bankruptcy protection

Amendments to Bylaws

Our Articles of Incorporation provide that the power to adopt, alter, amend, or repeal our Bylaws is vested exclusively with the Board of Directors. In exercising this discretion, our Board of Directors could conceivably alter our Bylaws in ways that would affect the rights of our shareholders and the ability of any shareholder or group to effect a change in our control; however, the Board would not have the right to do so in a way that would violate law or the applicable terms of our Articles of Incorporation.

Transfer Agent and Registrar

Before the effective date of this Offering, we intend to engage Interwest Transfer Company, Inc. of Salt Lake City, Utah, as the transfer agent and registrar of our common stock.

                        INDEMNIFICATION AND PUBLIC POLICY

Our Articles of Incorporation contain a provision permitted under the Nevada law concerning the liability of directors. This provision permits our Board of Directors to enter into indemnity agreements between our Company and each director or officer. These agreements shall provide for the fullest possible indemnification of our directors and officers that is permitted under Nevada law. They are to extend to all expenses, judgments, fines, penalties, excise taxes, and amounts paid in settlement for claims relating to the particular director or officer's service with or for our Company. This provision eliminates a director or officer's personal liability for monetary damages; however, it does not extend to breaches of the duty of loyalty or to acts or omissions that involve intentional misconduct or a knowing violation of law. This provision does not limit or eliminate our rights or the rights of any shareholder to seek non-monetary relief, like an injunction or rescission, if there is a breach of a director's fiduciary duty. This provision will not change a director's liability under federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act is permitted to our directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              TERMS OF THE OFFERING

Plan of Distribution

We are offering to sell from 1 to 200,000 shares of our common stock at a purchase price of $1.00 per share. Our common stock is being offered by our officers and directors on a "direct participation" basis. This means that no underwriter will be involved to assist in our sales efforts. The employees, officers, and directors who will sell the Offering on our behalf are James R. Smith and Lauri A. Orscheln. The principal shareholders will supply names of prospective investors to Smith and Orscheln. None of these prospective investors shall have been offered shares of common stock prior to the date of this Prospectus. We do not intend to offer the shares of common stock by means of general advertising or solicitation. We reserve the right to withdraw, cancel, or reject any offer to purchase our stock. The common stock registered in this Offering will not be sold to our insiders, control persons, or affiliates. There are no plans, proposals, arrangements, or understandings with any potential sales agent with respect to participating in the distribution of our securities. If at some point in the future, participation with sales agents develops, the registration statement will be amended to identify those persons.

The individuals who will be selling the common stock offered in this Offering will rely on the safe harbor in Rule 3a4-1 under the Securities Exchange Act of 1934 to sell our securities. Neither Smith nor Orscheln are subject to any statutory disqualifications under Section 3(a)(39) of the Securities Exchange Act of 1934. Neither will receive any sales commission, finder's fee, or other compensation (other than the normal salaries paid to our management) for our common stock that they sell, and neither is an associated person of a broker or dealer as those terms are defined in Rule 3a4-1 nor has been in the last twelve months. Both Smith and Orscheln meet the criteria set forth in Rule 3a4-1(a)(4)(ii). Both perform substantial duties on our behalf other than in connection with transactions in securities and neither has or will participate in an offering of securities by any issuer more than once in any twelve-month period.

Determination of Offering Price

We arbitrarily determined the offering price and other terms of our common stock after generally considering the following:

     o the amount of proceeds required to initiate our business plan and marketing strategy;

     o    our lack of revenues;

     o    our management capability;

     o    our plans for future growth;

     o    the general condition of the securities markets; and

     o    the amount of retained equity to the present shareholders.

Prospective investors should not assume that the offering price of our common stock reflects the actual value of our common stock.

No Minimum Investment

There is no minimum investment that any investor must make in this Offering. Further, there is no minimum amount of stock that must be sold in order for this Offering to go forward. All funds received by us from the sale of our common stock offered by this Prospectus will be deposited immediately into our operating account and used as described above under "Use of Proceeds."

Termination of Offering

This Offering will terminate six months from the date of this Prospectus unless all shares offered by this Prospectus are sold prior to that date.


                      NO PUBLIC MARKET FOR OUR COMMON STOCK

Before the Offering, there has been no established trading market for our common stock, and even if a public market were to be created or maintained, brokers or dealers who make a market in or otherwise trade in our common stock would be subject to requirements when trading our stock that are not imposed upon the trading of stock with a higher market value. This is because our stock would be considered to be a "penny stock." For example, Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements upon broker-dealers who sell "penny stocks" to persons other than established customers and institutional accredited investors. For transactions under this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.

The term "penny stock" is defined in Rule 3a51-1 of the Securities and Exchange Commission. "Penny stocks" are securities:

     o    with a price of less than five dollars per share;

     o    that are not traded on a "recognized" national exchange;

     o whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet the first requirement above); or

     o of an issuer with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years.

Section 15(g) of the 1934 Act, and Rule 15g-2 of the Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Rule 15g-9 of the Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to:

     o obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;

     o reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions;

     o provide the investor with a written statement setting forth the basis on which the broker-dealer made his or her determination; and

     o receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

Compliance with these requirements may make it more difficult for purchasers of our common stock to resell their shares to third parties or to otherwise dispose of them.

In addition, the National Association of Securities Dealers, Inc. ("NASD") has adopted a series of changes pertaining to the OTC Bulletin Board and the OTC market. Generally stated, these changes:

     o allow only those companies that report their current financial information to the SEC, banking, or insurance regulators to be quoted on the OTC Bulletin Board;

     o require brokers, before they recommend a transaction involving an OTC security, to review current financial statements on the company they are recommending; and

     o prior to the initial purchase of an OTC security, require that every investor receive a standard disclosure statement (prepared by the NASD) emphasizing the differences between OTC securities and other market-listed securities.

The NASD has also adopted a rule which grants authority for the NASD to halt trading of securities on the OTC Bulletin Board under circumstances where the NASD believed the investment public could be harmed. We cannot predict the likelihood of these proposed changes being approved by the SEC in their current form or the adoption of any additional changes by the NASD.

In addition, in order to create a market in our common stock that would trade on the OTC Bulletin Board, we would need to recruit a NASD member broker-dealer to act as a market maker. Although we have identified some potential market makers, we have not entered into any negotiations or arrangements with any broker-dealer to act as a market maker. Even if such a public market were to develop, the vagaries of the stock market might subject our stock to significant price and volume fluctuations that may or may not be related to our operating performance. Such a market maker cannot accept any consideration from us for initiating quotations in our stock.


We have not applied for a trading symbol under which our stock would trade. It is anticipated that we would apply for a trading symbol once we have identified a market maker that would agree to make a market in our stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

In General

Once the Offering is complete, we will have a total of at least 3,000,000 shares of common stock outstanding, and may have as many as 3,200,000, depending on how many shares we sell under this Offering. Of these shares of common stock, all shares from the Offering will be freely tradable without restriction or further registration under the Securities Act.

Sales of Restricted Shares

     In general. The remaining 3,000,000 shares of common stock are "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act. Subject to the volume limitations described below, approximately 2,200,000 of these shares are already eligible for sale under Rule 144. During January 2002, an additional 500,000 will be eligible, with the remaining 300,000 becoming eligible by March 6, 2002.

Who can Sell

     In general. Under Rule 144, in general, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year can sell, within any three-month period a number of shares of common stock that does not exceed the greater of:

     (a) 1% of the then outstanding shares of common stock (between 30,000 and 32,000 shares immediately after the Offering); or

     (b) the average weekly trading volume in our common stock during the four calendar weeks before notice of the Rule 144 sale is filed, subject to a few restrictions described in Rule 144.

     No volume limits. In addition, any person who has not been our affiliate at anytime during the 90 days before a sale and who has beneficially owned the shares he or she desires to sell for at least two years may sell those shares under Rule 144(k) and not be concerned with the volume limits described above.

     Effect of Sales of Shares. Before the Offering, there has been no public market for our common stock. No precise prediction can be made as to whether a market will be created or sustained after the Offering; therefore, we cannot predict what precise effect sales of restricted stock may have on the market price of our common stock. Nevertheless, sale of substantial amounts of common stock in the public market could adversely affect market prices. Sales of restricted stock could also impair our future ability to raise capital through the sale of our equity securities.

                                   LITIGATION

We are not a party to any pending or threatened legal proceedings.

                                  LEGAL MATTERS

We are being advised on the legality of issuing our common stock offered by this Prospectus by Gibson, Haglund & Paulsen, Sandy, Utah.

                                     EXPERTS


The balance sheet of the Company as of December 31, 2000 and the statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2000 and 1999 have been included herein in reliance upon the report of Sartain Fischbein & Co., Independent Certified Public Accountants, given as the authority of that firm as experts in accounting and auditing. With respect to the unaudited interim financial information for the three month periods ended September 30, 2001, and 2000, the independent certified public accountants have not audited or reviewed such financial statements and have not expressed an opinion or any other form of assurance with respect to such financial statements.

                             ADDITIONAL INFORMATION

We have filed our Form SB-2 Registration Statement with the SEC. This Prospectus does not contain all of the information set forth in the registration statement. You will find additional information about us and our common stock in the registration statement and in the exhibits attached thereto. The registration statement, including its exhibits, may be inspected without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from that office, if you pay the applicable fees. The registration statement is available on the SEC's website at www.sec.gov.



We intend to furnish our shareholders, after the close of each calendar year, with an annual report that describes our business and contains audited financial statements that have been examined and reported upon by an independent certified public accountant. In addition, we may from time to time furnish our shareholders with other reports that we believe will help keep them informed about our business.


                              FINANCIAL INFORMATION


The Company financial statements for the year ended as of December 31, 2000, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2000 and the period from August 5, 1999 (inception) to December 31, 1999; and the unaudited financial statements for the third quarter of 2001 included below.

CEDAR MOUNTAIN DISTRIBUTORS, INC.
CONTENTS
--------------------------------------------------------------------------------


                                                                    Page

Independent Auditors' Report                                        F-2

Financial Statements:

     Balance Sheets                                                 F-3

     Statements of Operations                                       F-4

     Statement of Stockholders' Deficit                             F-5

     Statements of Cash Flows                                       F-6

     Notes to Financial Statements                             F-7 to F-11

                          Independent Auditors' Report




To the Stockholders
Cedar Mountain Distributors, Inc.
Olathe, Kansas


We have audited the accompanying balance sheet of Cedar Mountain Distributors, Inc. as of December 31, 2000, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2000 and the period from August 5, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cedar Mountain Distributors, Inc. as of December 31, 2000 and the results of its operations and its cash flows for the year ended December 31, 2000 and the period from August 5, 1999 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.



March 26, 2001                                    Sartain Fischbein & Co.
Tulsa, Oklahoma

CEDAR MOUNTAIN DISTRIBUTORS, INC.
BALANCE SHEETS
-------------------------------------------------------------------------------------------------------------------------
                                                                                                         September 30,
                                                                                 December 31,                2001
                                                                                     2000                 (Unaudited)
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Current Assets:
    Cash                                                                      $             2,573    $            18,486
    Accounts receivable                                                                       715                  6,420
    Inventories                                                                             5,792                 12,394
                                                                              --------------------   --------------------

Total Current Assets                                                                        9,080                 37,300
                                                                              --------------------   --------------------

Other Assets:
    Deposits                                                                                    -                    600
    Prepaid offering costs                                                                      -                 15,000
                                                                              --------------------   --------------------

                                                                                                -                 15,600
                                                                              --------------------   --------------------

Total Assets                                                                  $             9,080    $            52,900
                                                                              ====================   ====================


LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
    Accounts payable                                                          $             8,582    $             4,569
    Accrued interest payable                                                                  882                  9,792
    Notes payable - stockholders                                                            9,000                 89,000
                                                                              --------------------   --------------------

Total Current Liabilities                                                                  18,464                103,361
                                                                              --------------------   --------------------
                                                                              --------------------   --------------------

Stockholders' Deficit
   Preferred stock, $.001 par value, 5,000,000 shares
     authorized, no shares issued and outstanding                                               -                      -
   Common stock, $.001 par value, 50,000,000 shares
     authorized, 3,000,000 shares issued and outstanding                                    3,000                  3,000
   Additional paid-in capital                                                              14,810                 31,910
   Accumulated deficit                                                                    (27,194)               (85,371)
                                                                              --------------------   --------------------

Total Stockholders' Deficit                                                                (9,384)               (50,461)
                                                                              --------------------   --------------------

Total Liabilities and Stockholders' Deficit                                   $             9,080    $            52,900
                                                                              ====================   ====================

The accompanying notes are an integral part of the financial statements.

CEDAR MOUNTAIN DISTRIBUTORS, INC.
STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------------------------------------------------
                                       Period from
                                     August 5, 1999
                                       (Inception)                                   Nine Months Ended September 30,
                                           to                Year Ended       -------------------------------------------
                                      December 31,          December 31,             2000                   2001
                                          1999                  2000              (Unaudited)           (Unaudited)
-------------------------------------------------------------------------------------------------------------------------
Sales                              $                 -   $           20,272   $            19,397   $             27,792
Cost of Sales                                        -               18,134                15,305                 17,562
                                   --------------------  -------------------  --------------------  ---------------------

Gross Profit                                         -                2,138                 4,092                 10,230

Operating Expenses                                   -               28,450                20,283                 63,224
                                   --------------------  -------------------  --------------------  ---------------------

Operating Income (Loss)                              -              (26,312)              (16,191)               (52,994)

Interest Expense                                     -                  882                   657                  5,183
                                   --------------------  -------------------  --------------------  ---------------------

Net Income (Loss)                  $                 -   $          (27,194)  $           (16,848)  $            (58,177)
                                   ====================  ===================  ====================  =====================

Basic Income (Loss)
  Per Share                        $                 *   $            (0.02)  $             (0.01)  $              (0.02)
                                   ====================  ===================  ====================  =====================

Basic Weighted Average
  Shares Outstanding                           200,000            1,688,219             1,252,555              3,000,000
                                   ====================  ===================  ====================  =====================

* Less than $.01 per share

The accompanying notes are an integral part of the financial statements.

                                       F-4
-------------------------------------------------------------------------------------------------------------------------

CEDAR MOUNTAIN DISTRIBUTORS, INC.
STATEMENT OF STOCKHOLDERS' DEFICIT
Periods from August 5, 1999 (inception) to September 30, 2001
------------------------------------------------------------------------------------------------------------------------------


                                                   Common Stock            Additional
                                          ------------------------------     Paid-in         Accumulated
                                              Shares          Amount         Capital           Deficit             Total
                                          ----------------  ------------  --------------  -------------------  ---------------
Balance at Inception,
  August 5, 1999                                        -   $         -   $           -   $                -   $            -

Issue shares for cash at
  $.01 per share                                  200,000         2,000               -                    -            2,000
                                          ----------------  ------------  --------------  -------------------  ---------------
Balance, December 31, 1999                        200,000         2,000               -                    -            2,000

Exchange of common stock
  in merger, $.01 per share                      (200,000)       (2,000)              -                    -           (2,000)

Exchange of common stock
  in merger, $.001 per share                    1,000,000         1,000           1,000                    -            2,000

Common stock issued in
  merger, $.001 par value                       2,000,000         2,000            (590)                   -            1,410

Contributions of services                               -             -          14,400                    -           14,400

Net loss for year                                       -             -               -              (27,194)         (27,194)
                                          ----------------  ------------  --------------  -------------------  ---------------

Balance, December 31, 2000                      3,000,000         3,000          14,810              (27,194)          (9,384)

Contribution of services                                -             -          17,100                    -           17,100

Net loss for period
  (unaudited)                                           -             -               -              (58,177)         (58,177)
                                          ----------------  ------------  --------------  -------------------  ---------------

Balance, September 30, 2001
  (unaudited)                                   3,000,000   $     3,000   $      31,910   $          (85,371)  $      (50,461)
                                          ================  ============  ==============  ===================  ===============

The accompanying notes are an integral part of the financial statements.

                                       F-5
------------------------------------------------------------------------------------------------------------------------------

CEDAR MOUNTAIN DISTRIBUTORS, INC.
STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------------------------------------------------------
                                                       Period from
                                                     August 5, 1999
                                                       (inception)                            Nine Months Ended September 30,
                                                           to             Year Ended         --------------------------------
                                                      December 31,       December 31,             2000               2001
                                                          1999               2000              (Unaudited)        (Unaudited)
-------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
  Net loss                                           $             -    $       (27,194)  $         (16,848) $         (58,177)
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
     Contribution of services                                      -             14,400              10,800             17,100
     Increase in accounts receivable                               -               (715)             (6,395)            (5,705)
     Increase in inventories                                       -             (5,792)                  -             (6,602)
     Increase in deposits                                          -                  -                   -               (600)
     Increase (decrease) in accounts payable                       -              8,582               1,348             (4,014)
     Increase in accrued expenses                                  -                882                 657              8,911
                                                     ----------------   ----------------  ------------------ ------------------

Net Cash Provided by (Used in) Operating
  Activities                                                       -             (9,837)            (10,438)           (49,087)
                                                     ----------------   ----------------  ------------------ ------------------

Cash Flows From Investing Activities:
  Cash received upon merger (Note 2)                               -              1,410               1,410                  -
                                                     ----------------   ----------------  ------------------ ------------------

Cash Flows From Financing Activities:
  Prepaid offering costs                                           -                  -                   -            (15,000)
  Proceeds from the sale of common stock                       2,000                  -                   -                  -
  Proceeds from notes payable - stockholders                       -             14,000              14,000             87,500
  Repayments of note payable                                       -             (5,000)             (5,000)            (7,500)
                                                     ----------------   ----------------  ------------------ ------------------

Net Cash Provided By Financing Activities                      2,000              9,000               9,000             65,000
                                                     ----------------   ----------------  ------------------ ------------------

Net Increase in Cash                                           2,000                573                 (28)            15,913

Cash, beginning of period                                          -              2,000               2,000              2,573
                                                     ----------------   ----------------  ------------------ ------------------

Cash, end of period                                  $         2,000    $         2,573   $           1,972  $          18,486
                                                     ================   ================  ================== ==================

Cash Paid During the Period For:
  Interest                                           $             -    $             -   $               -  $               -
                                                     ================   ================  ================== ==================

  Income Taxes                                       $             -    $             -   $               -  $               -
                                                     ================   ================  ================== ==================

The accompanying notes are an integral part of the financial statements.

                                       F-6
-------------------------------------------------------------------------------------------------------------------------------

CEDAR MOUNTAIN DISTRIBUTORS, INC.
NOTES TO FINANCIAL STATEMENTS
PERIODS FROM AUGUST 5, 1999 (INCEPTION) TO SEPTEMBER 30, 2001
(INFORMATION FOR THE PERIODS ENDED SEPTEMBER 30, 2001 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

1.  INTERIM       In the opinion of Cedar Mountain Distributors, Inc. (the
    FINANCIAL     "Company"), the accompanying unaudited financial statements
    STATEMENTS    contain all adjustments (consisting of only normal recurring
    (UNAUDITED)   adjustments) necessary to present fairly the financial
                  position of the Company at September 30, 2001 and the results of its operations and cash flows for the nine months ended
                  September 30, 2001 and 2000. The results of operations for the nine months ended September 30, 2001 and 2000 are not necessarily indicative of the results to be expected for the full year.

2.  BUSINESS      On June 20, 2000, a merger was consummated whereby Cedar
    COMBINATION   Mountain Distributors, Inc. (the "Company") issued 1,000,000 common shares (par value $.001) in exchange for 100% of Tarus
                  International, Inc. ("Tarus") common stock. Immediately after the merger, the Tarus stockholder owned 33.3% of Company common stock.

                  The business combination was accounted for using the principles of purchase accounting with Tarus being the acquiring enterprise for the following reasons:

                     1. The Company was a new entity formed to issue stock to effect a business combination and had no substantial activity prior to the merger.

                     2. The management of Tarus became the management of the Company immediately after the merger.

                  Accordingly, the historical financial statements prior to June 20, 2000 are those of Tarus.

                  Tarus acquired the sole asset of the Company, which consisted of $1,410 of cash.

                  No pro forma information is presented giving effect of the acquisition as if it had taken place on August 5, 1999, as the effect would be immaterial to the results of operations.

CEDAR MOUNTAIN DISTRIBUTORS, INC.
NOTES TO FINANCIAL STATEMENTS
PERIODS FROM AUGUST 5, 1999 (INCEPTION) TO SEPTEMBER 30, 2001
(INFORMATION FOR THE PERIODS ENDED SEPTEMBER 30, 2001 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

3.  RESTATEMENT   The accompanying financial statements have been restated to reflect actual outstanding shares prior to the merger and changes made as a merger rather than as a restatement and to record expense related to the facilities and services contributed to the Company by shareholders.

4.  SUMMARY OF    Nature of Operations: Tarus International, Inc. ("Tarus") was
    SIGNIFICANT   incorporated in August 1999. Tarus' principal operations
    ACCOUNTING    during its development stage consisted of developing a
    POLICIES      business plan, raising capital, establishing key relationships with suppliers and customers and creating the operation infrastructure. During the year ended December 31, 2000, Tarus began to sell imported soft drinks in load quantities to schools and institutions. Tarus intends to take advantage of the market for healthy alternatives to traditional soft drinks.

                  The Company was incorporated on December 23, 1999 to effect a business combination with Tarus (See Note 2).

                  Inventories: Inventories, which consist of purchased bottled and canned soft drinks, are stated at the lower of cost (first-in, first-out method) or market.

                  Prepaid Offering Costs: Prepaid offering costs represent costs incurred in connection with the Company's proposed public offering. Prepaid offering costs will be offset against net proceeds if successful, or expensed in operations if the offering is unsuccessful.

                  Per Share Information: The computation of income (loss) per share is based on the income (loss) applicable to common stockholders, divided by the weighted average number of common shares outstanding during the period. No diluted per share information is provided as there are no potential common shares.

CEDAR MOUNTAIN DISTRIBUTORS, INC.
NOTES TO FINANCIAL STATEMENTS
PERIODS FROM AUGUST 5, 1999 (INCEPTION) TO SEPTEMBER 30, 2001
(INFORMATION FOR THE PERIODS ENDED SEPTEMBER 30, 2001 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

4.  SUMMARY OF    Income Taxes: The Company uses the asset and liability method
    SIGNIFICANT   of accounting for income taxes. Under the asset and liability
    ACCOUNTING    method, deferred tax assets and liabilities are recognized for
    POLICIES      the future tax consequences attributable to difference between
    (CONTINUED)   the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                  Advertising Costs: Advertising costs are expensed as incurred.

                  Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  Revenue Recognition: Upon receipt of a customer order, the Company places an order with their vendor for the soft drink products. Vendors supplying product to the Company generally require payment before the product is picked up by a common carrier for delivery to the customer.

                  Funds paid to the vendor are recorded as deposits on inventory until the product is picked up by the common carrier, at which time the product becomes Company inventory. Inventory is recorded at cost. The Company recognizes revenue upon delivery of the products to the customer.

                  Concentration: The Company currently purchases all its inventory from one supplier.

CEDAR MOUNTAIN DISTRIBUTORS, INC.
NOTES TO FINANCIAL STATEMENTS
PERIODS FROM AUGUST 5, 1999 (INCEPTION) TO SEPTEMBER 30, 2001
(INFORMATION FOR THE PERIODS ENDED SEPTEMBER 30, 2001 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

5.  NOTES         Notes payable stockholder consist of the following:
    PAYABLE
    STOCKHOLDERS                                   December 31,    September 30,
                                                       2000            2001
                                                   ------------    -------------
                  Notes payable to stockholders
                  with interest at 10%, due on
                  demand. The notes are without
                  collateral.                        $9,000           $89,000
                                                     ======           =======


6.  MAJOR         One unaffiliated customer accounted for 96% of the Company's
    CUSTOMERS     total revenue during the year ended December 31, 2000. At
                  December 31, 2000, there were no outstanding receivables from the customer. Four unaffiliated customers accounted for 48% of the Company's total revenue during the nine months ended
                  September 30, 2001.


7.  RELATED       From inception to December 2000, the Company had no employees
    PARTY         and currently continues to utilize the services, furniture,
    TRANSACTIONS  equipment, and facilities of one of the stockholders for no charge. An expense of $1,200 per month is recorded to reflect the value of these services as contributed capital.


8.  INCOME TAX    Components of the net deferred tax assets are as follows:

                                             December 31,    September 30,
                                                 2000             2001
                                             ------------    -------------

                  Net operating losses         $ 4,100          $ 12,800
                  Valuation allowance           (4,100)          (12,800)
                                               --------         ---------

                  Net deferred tax asset       $     -          $      -
                                               ========         =========

                  At December 31, 2000 the Company has net operating loss carryforwards of approximately $27,200, which expire through 2020. Due to the uncertainty as to the ultimate utilization, a deferred tax asset valuation allowance has been provided and no net provision for income taxes is included in the statement of operations.

CEDAR MOUNTAIN DISTRIBUTORS, INC.
NOTES TO FINANCIAL STATEMENTS
PERIODS FROM AUGUST 5, 1999 (INCEPTION) TO SEPTEMBER 30, 2001
(INFORMATION FOR THE PERIODS ENDED SEPTEMBER 30, 2001 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

9.  STOCK         Effective January 6, 2000, the Company adopted a Stock Option
    OPTION        Plan ("the Plan") that provides for qualified and
    PLAN          non-qualified plans. The Plan covers an aggregate 2,000,000 shares of common stock, except that no more than 1,000,000 shares shall be issued in connection with the exercise of incentive options. The incentive plan is administered by a committee appointed by the Board of Directors ("Committee"), and requires that options be granted at an exercise price of 100% of the fair value of the common stock of the Company on the date of the grant. Options granted to stockholders who possess more than 10% of the outstanding common stock have a required exercise price of 100% of the fair value of the common stock on the date of grant.

                  The options expire up to ten years from date of grant or up to five years from the date of grant for options to stockholders who possess more than 10% of the outstanding common stock.


                  The non-qualified plan is also administered by the Committee and is covered by the same 2,000,000 shares as the incentive plan. The non-qualified plan provides that options may be granted at exercise prices and terms as determined by the Committee.

                  No options have been granted under the Plan.


10.  STOCKHOLDERS'Preferred Stock: The Board of Directors authorized 5,000,000
     EQUITY of $.001 par value preferred stock with attributes to be determined by the Board of Directors.


11.  OTHER        On June 6, 2001, the Board of Directors approved the sale of
     (UNAUDITED)  200,000 shares of common stock at $1.00 per share in a public offering.

                PART II - Information Not Required in Prospectus

Item 24.      Indemnification of Directors and Officers.


Section 78.037 of the Nevada Revised Statutes provides that a corporation, in its Articles of Incorporation, may provide for the limitation of personal liability of directors or officers to the corporation or its stockholders for breach of fiduciary duty except for acts or omissions involving intentional misconduct, fraud, or knowing violation of law. The Company's Articles of Incorporation, pursuant to the authority granted by NRS Section 78.037, state that no director or officer shall be personally liable to company for monetary damages for any breach of fiduciary duty by such person as a director or officer; although, a director or officer shall be liable for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law.


Item 25.      Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.


                                                                  Amount
                                                               --------------
                    SEC Registration Fee....................         $    50
                    Printing ...............................         $   100
                    Blue Sky Fees and Expenses..............         $ 5,000
                    Transfer Agent Fees.....................         $ 2,500
                    Accounting Fees and Expenses............         $12,500
                    Legal Fees and Expenses.................         $25,000
                    Miscellaneous Fees and Expenses.........         $ 4,350
                                                               --------------
                                 Total......................         $49,500
                                                               ==============


Item 26.      Recent Sales of Unregistered Securities.

Since our inception, sales of unregistered common stock (the only issued and outstanding securities of the Company) were made by the small business issuer as follows:


Name and Consideration         Date Sold    Number of Shares        Cash
----------------------------  ------------ ------------------- -------------
James R. Smith                  06/15/00        1,000,000        $2,000.00
Peterson & Sons Holding Co.*    01/06/00          900,000          $900.00
Owen Enterprises, LLC           01/06/00          300,000          $300.00
The David & Laura Owen Trust    01/06/00          300,000          $300.00
Bryan S. Ferguson               01/06/00          100,000          $100.00
MDN, LLP                        01/06/00          100,000          $100.00
DBM, LLP                        01/06/00          100,000          $100.00
Emerson B. Wells, LP            01/06/00          100,000          $100.00
Laura E. Owen                   01/06/00           50,000           $50.00
Karen E. Taylor                 01/06/00           25,000           $25.00
John C. Garrison                01/06/00           25,000           $25.00
-----------------
*Peterson & Sons Holding Co. subsequently sold a total of 500,000 shares to Malcolm Green and 300,000 shares to Midwest Equity Group in a private transaction.


With respect to the sale of all unregistered securities as described above, this small business issuer relied upon the exemption afforded by Section 4(2) of the Securities Act of 1933 which relates to transactions in securities not involving a public offering. All recipients had a preexisting relationship with a founder, officer, or director of the Company. No advertisement or general solicitation was used to promote sales of the Company's stock. The Company believed that each purchaser was purchasing with the intent to invest, and not with a view to distribution. No transfer of restricted securities will be permitted without opinion of counsel that such transfer is in compliance with the rules and regulations of the SEC.

Item 27.      Exhibits.

        Number       Description
        ------       -----------
         2.1 Agreement and Plan of Exchange between Cedar Mountain Distributors, Inc. and Tarus International, Inc.

         3.1      Articles of Incorporation of KNETX Skates Corporation

         3.2 Restated Articles of Incorporation of Cedar Mountain Distributors, Inc.

         3.3      Restated Bylaws of Cedar Mountain Distributors, Inc.

         5.1      Opinion of Gibson, Haglund & Paulsen

         21.1     Information Regarding our Subsidiary, Tarus International,
                  Inc.

         23.1     Consent of Gibson, Haglund & Paulsen, see Exhibit 5.1

         23.2     Consent of Sartain Fischbein & Co.

Item 28.      Undertakings.

     (a) The undersigned registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities under Rule 415 of the Securities Act, a post-effective amendment to this registration statement to:

               (i) include any Prospectus required by section 10(a)(3) of the Securities Act; and

               (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement; and (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.


          (4) Provide, through its stock transfer agent, certificates in such denominations and registered in such names as required by the company and transfer agent to permit prompt delivery to each purchaser of certificates evidencing ownership.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against such public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Olathe, State of Kansas, on October 12, 2001.


                                      CEDAR MOUNTAIN DISTRIBUTORS, INC.,
                                          a Nevada corporation



                                      By:   /s/ JAMES R. SMITH
                                         ---------------------------------------
                                          James R. Smith, President, Secretary,
                                          Treasurer, and Acting Chief
                                          Financial Officer


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


      Name                     Title/Signing Capacity                  Date
      ----                     ----------------------                  ----


/s/ JAMES R. SMITH          President, Secretary, Treasurer,    January 16, 2002
----------------------      Acting Chief Financial Officer,
James R. Smith              and Director


/s/ LAURI A. ORSCHLEN       Vice President and Director         January 16, 2002
----------------------
Lauri A. Orscheln